UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CM Finance Inc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CM Finance Inc

601 Lexington Avenue

26th Floor

New York, NY 10022

(212) 257-5199

September 18, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of CM Finance Inc to be held on November 3, 2015 at 10:00 a.m., Eastern Standard Time, at the offices of Sutherland Asbill & Brennan LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036. Only stockholders of record at the close of business on September 8, 2015 are entitled to the notice of, and to vote at, the Annual Meeting, including any postponement or adjournment thereof.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, and you are encouraged to vote your shares as soon as possible. The enclosed proxy card contains instructions for voting over the Internet, by telephone or by returning your proxy card via mail in the envelope provided. Your vote is important.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Michael C. Mauer

Chairman of the Board

and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on November 3, 2015.

Our proxy statement and annual report on Form 10-K for the year ended June 30, 2015 (“Annual Report”) are available at the following cookies-free website that can be accessed anonymously: www.proxyvote.com.

CM Finance Inc

601 Lexington Avenue

26th Floor

New York, NY 10022

(212) 257-5199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 3, 2015

To the Stockholders of CM Finance Inc:

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of CM Finance Inc, a Maryland corporation (the “Company”), will be held at the offices of Sutherland Asbill & Brennan LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036 on November 3, 2015, at 10:00 a.m., Eastern Standard Time, for the following purposes:

1.	To elect two directors of the Company nominated by the Company’s Board of Directors (the “Board”) and named in this proxy statement who will serve for three years or until his or her successor is elected and qualified;

2.	To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current net asset value per share (“NAV”); and

3.	To transact such other business as may properly come before the meeting, or any postponement or adjournment thereof.

THE BOARD, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

You have the right to receive notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on September 8, 2015. Whether or not you expect to be present in person at the Annual Meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided. As a registered stockholder, you may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By Order of the Board,

Christopher E. Jansen

President and Secretary

New York, New York

September 18, 2015

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. You may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person.

Page
GENERAL	1
ANNUAL MEETING INFORMATION	1
VOTING INFORMATION	2
INFORMATION REGARDING THIS SOLICITATION	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
PROPOSAL 1: ELECTION OF DIRECTORS	7
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17
EXECUTIVE COMPENSATION	18
PROPOSAL 2: AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE UP TO 25% OF THE COMPANY’S OUTSTANDING COMMON STOCK AT AN OFFERING PRICE PER SHARE THAT IS BELOW THE COMPANY’S THEN CURRENT NAV	19
PRINCIPAL ACCOUNTANT FEES AND SERVICES	25
AUDIT COMMITTEE REPORT	26
OTHER BUSINESS	27
SUBMISSION OF STOCKHOLDER PROPOSALS	27
PRIVACY PRINCIPLES	27

CM Finance Inc

601 Lexington Avenue

26th Floor

New York, NY 10022

(212) 257-5199

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CM Finance Inc, a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 3, 2015, at 10:00 a.m. Eastern Standard Time at the offices of Sutherland Asbill & Brennan LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036 and at any postponements or adjournments thereof. This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 are first being sent to stockholders on or about September 18, 2015.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. This proxy statement is also available via the Internet at www.cmfn-inc.com (under the Investor Relations section). The website also includes electronic copies of the form of proxy and the Company’s Annual Report. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. This program provides eligible stockholders who receive a copy of the Company’s Annual Report on Form 10-K and proxy statement, either by paper or electronically, the opportunity to vote via the Internet or by telephone. If your voting form does not reference Internet or telephone voting information, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

ANNUAL MEETING INFORMATION

Date and Location

We will hold the Annual Meeting on November 3, 2015 at 10:00 a.m. Eastern Standard Time at the offices of Sutherland Asbill & Brennan LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036.

Admission

Only record or beneficial owners of the Company’s common stock as of the close of business on September 8, 2015 or their proxies may attend the Annual Meeting. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Purpose of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect two directors of the Company nominated by the Company’s Board of Directors (the “Board”) and named in this proxy statement who will serve for three years or until his or her successor is elected and qualified;

2.	To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current net asset value per share (“NAV”); and

3.	To transact such other business as may properly come before the meeting, or any postponement or adjournment thereof.

VOTING INFORMATION

Record Date and Quorum Required

The record date of the Annual Meeting is the close of business on September 8, 2015 (the “Record Date”). You may cast one vote for each share of common stock that you own as of the Record Date.

A quorum of stockholders must be present for any business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast as of the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. On the Record Date, there were 13,667,891 shares outstanding and entitled to vote. Thus, 6,833,946 must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If a quorum is not present at the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit further solicitation of proxies.

Submitting Voting Instructions for Shares Held Through a Broker

If you hold shares of common stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of common stock through a broker, bank or other nominee and you want to vote in person at the meeting, you must obtain a legal proxy from the record holder of your shares and present it at the meeting. If you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be permitted to vote your shares on any proposal considered at the meeting.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf by mail, as described on the enclosed proxy card. Authorizing a proxy will not limit your right to vote in person at the meeting. A properly completed, executed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke the proxy. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy by (1) delivering a written revocation notice prior to the Annual Meeting to our Secretary, Christopher E. Jansen, at 601 Lexington Avenue, 26th Floor, New York, New York 10022; (2) delivering a later-dated proxy that we receive no later than the opening of the polls at the meeting; or (3) voting in person at the meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions. Attending the Annual Meeting does not revoke your proxy unless you also vote in person at the meeting.

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed	Effect of Abstentions and Broker Non- Votes
Proposal 1 — To elect two directors of the Company nominated by the Company’s Board and named in this proxy statement who will serve for three years or until his or her successor is elected and qualified.	Affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon at the Annual Meeting.	No	Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote.

Proposal 2 — To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current NAV per share.

Pursuant to the Investment Company Act of 1940 (the “1940 Act”), approval of this proposal requires the affirmative vote of: (i) a “majority of the outstanding shares of common stock” of the Company; and (ii) a “majority of the outstanding shares of common stock” of the Company which are not held by affiliated persons of the Company, which includes our directors, officers, employees and 5% stockholders.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares of common stock” as: (A) 67% or more of the shares of common stock present at the Annual Meeting if the holders of more than 50% of the outstanding shares of common stock of the Company are present or represented by proxy; or (B) 50% of the outstanding shares of common stock of the Company, whichever is the less.

		No	Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

INFORMATION REGARDING THIS SOLICITATION

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing, and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company (for which no director, officer or regular employee will receive any additional or special compensation).

The Company has engaged the services of Alliance Advisors, LLC for the purpose of assisting in the solicitation of proxies at an anticipated cost of approximately $8,000 plus reimbursement of certain expenses and fees for additional services requested. Please note that Alliance Advisors, LLC may solicit stockholder proxies by telephone on behalf of the Company. They will not attempt to influence how you vote your shares, but only ask that you take the time to authorize your proxy. You may also be asked if you would like to authorize your proxy over the telephone and to have your voting instructions transmitted to the Company’s proxy tabulation firm.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokerages and other institutional holders of record have implemented householding. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request information about householding of their communications should contact their brokers or other intermediary holder of record. You can notify us by sending a written request to: Christopher E. Jansen, Secretary, CM Finance Inc, 601 Lexington Avenue, 26th Floor, New York, NY 10022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 8, 2015, the beneficial ownership of each current director, each nominee for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 8, 2015 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 13,667,891 shares of common stock outstanding as of September 8, 2015.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o CM Finance Inc, 601 Lexington Avenue, 26th Floor, New York, NY 10022.

The Company’s directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)		Percentage of Class
Interested Directors
Michael C. Mauer	87,999	(2)	*
Christopher E. Jansen	84,699	(3)	*

Independent Directors
Keith Lee	7,801		*
Robert Ryder	24,912		*
Julie Persily	7,708		*
Robert Wagner	3,569		*

Executive Officers
Jai Agarwal	2,400		*
Edward Cook	—		*

Executive officers and directors as a group	219,088		1.60%
5% Holders
Cyrus Opportunities Master Fund II, Ltd. Crescent 1, L.P. CRS Master Fund, L.P. Cyrus Select Opportunities Master Fund, Ltd.	3,818,186	(4)	27.94%
Stifel Venture Corp.(5)	2,181,818		15.96%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.
(2)	Includes one share held by Mr. Mauer’s daughter, one share held by Mr. Mauer’s son and one share held by Mr. Mauer’s wife.
(3)	Includes 10,000 shares held by Patricia McInerney Jansen Children’s Trust, of which Mr. Jansen is a Trustee, one share held by Mr. Jansen’s daughter and one share held by Mr. Jansen’s wife.
(4)

Includes 2,077,092 shares held by Cyrus Opportunities Master Fund II, Ltd., 717,819 shares held by Crescent 1, L.P., 645,274 shares held by CRS Master Fund, L.P., and 378,001 shares held by Cyrus Select

Opportunities Master Fund, Ltd. Pursuant to an irrevocable proxy, the shares held by each of Cyrus Opportunities Master Fund II, Ltd., Crescent 1, L.P., CRS Master Fund, L.P. and Cyrus Select Opportunities Master Fund, Ltd. (the “Cyrus Funds”) must be voted in the same manner that our other stockholders, excluding Stifel Venture Corp., vote their shares. The principal business address of the Cyrus Funds is 399 Park Avenue, 39th Floor, New York, New York 10022.
(5)	Based on information obtained in a Schedule 13D filed jointly by Stifel Financial Corp. and Stifel Venture Corp. on February 18, 2014. All shares are owned directly by Stifel Venture Corp., which is a direct wholly owned subsidiary of Stifel Financial Corp. Pursuant to an irrevocable proxy, Stifel has granted us the right to vote the shares of our common stock held by it in excess of 4.9% of our total outstanding common stock in the same percentages that our other stockholders vote their shares. The principal business address of Stifel Financial Corp. and Stifel Venture Corp. is One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102.

The following table sets forth as of September 8, 2015, the dollar range of our securities owned by our directors and executive officers.

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Director:
Michael C. Mauer	Over $100,000
Christopher E. Jansen	Over $100,000

Independent Directors:
Keith Lee	$50,001–$100,000
Robert Ryder	Over $100,000
Julie Persily	$50,001–$100,000
Robert Wagner	$10,001 –$50,000

Executive Officers:
Jai Agarwal	$10,001 –$50,000
Edward Cook	None

(1)	The dollar range of equity securities beneficially owned is based on the closing price for our common stock of $11.26 on September 8, 2015 on the NASDAQ Global Select Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended.
(2)	Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or Over $100,000.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board. Pursuant to our articles of incorporation, the number of directors on our Board is currently fixed at seven directors and is divided into three classes. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. At each Annual Meeting, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or any director’s earlier resignation, death or removal.

Christopher E. Jansen and Robert Wagner have been nominated for re-election for a three year term expiring in 2018. Neither Mr. Jansen nor Mr. Wagner is being nominated to serve as a director pursuant to any agreement or understanding between each of them and the Company.

A stockholder can vote for or withhold his or her vote for the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named in this proxy statement. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated by the Board as a replacement. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

Required Vote

This proposal requires the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon. Stockholders may not cumulate their votes. If you vote “withhold authority” with respect to any of the nominees, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information about Directors and Executive Officers

Board of Directors

We have adopted provisions in our articles of incorporation that divide our board of directors into three classes. At each annual meeting, directors will be elected for staggered terms of three years (other than the initial terms, which extend for up to three years), with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Pursuant to an agreement between Stifel Venture Corp. (“Stifel”) and the Company (the “Stifel Arrangement”), Stifel has a right to nominate a member of our board of directors, who would be considered “interested” (that is, not independent for purposes of the 1940 Act). Stifel has not yet nominated an individual to fill the vacancy created by Stephan Kuppenheimer in May 2015, which term will expire in 2017. The Board and the nominating and corporate governance committee intend to fill the vacancy with a qualified candidate nominated by Stifel.

Information regarding Messrs. Jansen and Wagner, each of whom is being nominated for election as a director of the Company by the stockholders at the Annual Meeting, as well as information about our current directors whose terms of office will continue after the Annual Meeting, is as follows:

Name	Year of Birth	Position	Director Since	Term Expires
Interested Directors
Michael C. Mauer	1961	Chief Executive Officer and Chairman of the Board	2013	2016
Christopher E. Jansen	1959	President, Secretary and Director	2013	2015

Independent Directors
Julie Persily	1965	Director	2013	2017
Robert Ryder	1960	Director	2013	2016
Robert Wagner	1962	Director	2013	2015
Keith Lee	1971	Director	2013	2017

The address for each of our directors is c/o CM Finance Inc, 601 Lexington Avenue, 26th Floor, New York, New York 10022.

Executive Officers Who Are Not Directors

Information regarding our executive officers who are not directors is as follows:

Name	Year of Birth	Position
Jai Agarwal	1974	Chief Financial Officer and Treasurer
Edward Cook	1964	Chief Compliance Officer

The address for each of our executive officers is c/o CM Finance Inc, 601 Lexington Avenue, 26th Floor, New York, New York 10022.

Biographical Information

The Board considered whether each of the directors is qualified to serve as a director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The Board considered whether each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. For the purposes of this presentation, our directors have been divided into two groups — independent directors and interested directors. Interested directors are “interested persons” as defined in the 1940 Act.

Independent Directors

Keith Lee serves as a member of our board of directors. Mr. Lee has served as a senior partner and Managing Director at H/2 Capital Partners, a commercial real estate focused investment manager, since August 2013. At H/2, Mr. Lee is responsible for the firm’s Finance and Capital Markets functions. Mr. Lee previously served from 2011 to 2013 as Managing Director at UBS Securities and Head of Structured Financing for the Americas. In this role, Mr. Lee arranged term financing facilities for UBS clients secured by structured finance assets backed primarily by commercial real estate, residential mortgages and corporate loans and bonds. Prior to joining UBS, Mr. Lee was with Goldman, Sachs & Co. (NYSE: GS), a global investment banking, securities and investment management firm, in its Principal Funding and Investments Group from 2010 to 2011. Mr. Lee was the head of Goldman, Sachs & Co.’s U.S. CLO business from 2006 to 2010 and previously held a similar position at Lehman Brothers Holdings Inc. Mr. Lee holds a bachelor’s degree in economics and philosophy from Knox College, and a master’s degree in business administration in finance and accounting from the University of Chicago, Booth School of Business. We believe Mr. Lee’s extensive experience with financial institutions and his knowledge of capital markets and structured financing brings important and valuable skills to our board of directors.

Julie Persily serves as a member of our board of directors. Ms. Persily retired in 2011 after serving as the Co-Head of Leveraged Finance and Capital Markets of Nomura Securities North America, a unit of Nomura Holdings Inc. (NYSE: NMR), a securities and investment banking company, since July 2010. Ms. Persily previously served in various capacities at Citigroup Inc. (NYSE: C), a financial services company, including as the Co-Head of the Leveraged Finance Group from December 2006 to November 2008, the Head of Acquisition Finance Group from December 2001 to November 2006 and as Managing Director from July 1999 to November 2001. From 1990 to 1999, Ms. Persily served in various capacities including as a Managing Director, Leveraged Finance at BT Securities Corp., a financial services company and a subsidiary of Bankers Trust Corp., which was acquired by Deutsche Bank in April 1999. From 1987 to 1989, Ms. Persily served as an analyst at Drexel Burnham Lambert, a securities and investment banking company. Ms. Persily received a B.A. in psychology and economics from Columbia College and a M.B.A in financing and accounting from Columbia Business School. We believe Ms. Persily’s extensive experience with structuring, negotiating and marketing senior loans, high yield and mezzanine financings brings important and valuable skills to our board of directors.

Robert Ryder serves as a member of our board of directors. Mr. Ryder previously served from 2007 to June 2015 as Executive Vice President and Chief Financial Officer of Constellation Brands, Inc. (NYSE: STZ), a wine, beer and spirits company. From 2005 to 2006, Mr. Ryder served as Executive Vice President and Chief Financial and Administrative Officer of IMG, an international sports marketing and media company. From 2002 to 2005, Mr. Ryder was Senior Vice President and Chief Financial Officer of American Greetings Corporation (NYSE: AM), a publicly traded, multinational consumer products company. From 1989 to 2002, Mr. Ryder held several management positions of increasing responsibility with PepsiCo, Inc (NYSE: PEP). These included control, strategic planning, mergers and acquisitions, CFO and Controller positions serving at PepsiCo’s corporate headquarters and at its Frito-Lay International and Frito-Lay North America divisions. Mr. Ryder began his career at Price Waterhouse & Co., where he left as a manager in 1989. Mr. Ryder received a B.S. in Accounting from the University of Scranton and is a certified public accountant. We believe Mr. Ryder’s extensive experience with public companies, public boards and knowledge of accounting and public company regulatory issues brings important and valuable skills to our board of directors.

Robert Wagner serves as a member of our board of directors. In recent years, Mr. Wagner has been a self-employed management consultant, working closely with client management on company strategy, financing, investor relations and compensation policies since March 2012. In February 2012, Mr. Wagner retired from Silver Point Capital, L.P., a credit opportunity hedge fund, where he had served as a senior management leader and operating committee member and Director of Marketing and Investor Relations since May 2006. While at Silver Point Capital, L.P., Mr. Wagner ran its Global Markets team, a deal-sourcing and relationship development team, and served on the firm’s private-side, direct lending investment committee. From 1999 to 2005, Mr. Wagner served as a Managing Director and a senior leader in the fixed income division at Goldman, Sachs & Co. (NYSE: GS), a global investment banking, securities and investment management firm. From 1993 to 1999, Mr. Wagner served as a Managing Director and team leader of the leveraged loan capital markets group at BT Securities Corp., a financial services company and a subsidiary of Bankers Trust Corp., which was acquired by Deutsche Bank in April 1999. Mr. Wagner served in a similar capacity at Bank of America from 1989 to 1993. Mr. Wagner has also served as a director of the Loan Syndication & Trading Association on multiple occasions, most recently from 2006 to 2010. Mr. Wagner received a B.B.A. in Finance and Accounting from the University of Michigan and an M.S. in Journalism from Columbia University—Graduate School of Journalism. We believe Mr. Wagner’s extensive experience in deal-sourcing, investor relations and credit underwriting brings important and valuable skills to our board of directors.

Interested Directors

Michael C. Mauer has served as our Chief Executive Officer and Chairman of our board of directors and as Co-Chief Investment Officer of CM Investment Partners LLC (our “Adviser”) since February 2014. From January 2012 to February 2014, Mr. Mauer served as the Managing Partner and Co-Chief Investment Officer of CM Investment Partners, LP. Mr. Mauer is also a member of our Adviser’s investment committee and board of managers. Mr. Mauer served as a Senior Managing Director and head of the leveraged loan effort at Cyrus Capital Partners, L.P. from September 2011 to February 2014. Mr. Mauer resigned from Cyrus Capital Partners, L.P. upon our election to be regulated as a business development company (“BDC”). From July 2009 to

September 2010, Mr. Mauer worked for Icahn Capital where he was a Senior Managing Director and a member of the investment team. In addition, he was in charge of the firm’s Marketing and Investor Relations. Prior to that, Mr. Mauer was a Managing Director at Citigroup Inc. (NYSE: C), a financial services company, from 2001 to 2009. During that time he led several businesses including Global Co-Head of Leveraged Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution. In addition, during this period he was a senior member of Citigroup Inc.’s credit committee responsible for all underwriting and principal commitments of leveraged finance capital worldwide. From 1988 to 2001, Mr. Mauer held several positions at JPMorgan including Head of North American Investment Grade and Leverage Loan Syndicate, Sales and Trading businesses. Mr. Mauer began his career in 1982 at Price Waterhouse & Co., where he was a Senior Accountant and a C.P.A. Mr. Mauer received a B.S. from the University of Scranton and an M.B.A. from Columbia University. We believe Mr. Mauer’s extensive investing, finance, and restructuring experience bring important and valuable skills to our board of directors.

Christopher E. Jansen has served as our President, Secretary and a member of our board of directors and as Co-Chief Investment Officer of our Adviser since February 2014. From June 2012 to February 2014, Mr. Jansen served as a Partner and Co-Chief Investment Officer of CM Investment Partners, LP. Mr. Jansen is also a member of our Adviser’s investment committee and board of managers. Mr. Jansen also served as a Senior Managing Director at Cyrus Capital Partners, L.P. from April 2012 to February 2014. Mr. Jansen resigned from Cyrus Capital Partners, L.P. upon our election to be regulated as a BDC. Formerly, Mr. Jansen was a senior advisor at Sound Harbor Partners from April 2011 to March 2012. Prior to that, Mr. Jansen was a founding Managing Partner and Senior Portfolio Manager for Stanfield Capital Partners from inception in 1998 until the sale of the company in 2010. As a member of Stanfield Capital Partners’ Management Committee, Mr. Jansen was involved in planning the strategic direction of the firm. Additional responsibilities included the oversight and administration of the investment process and the implementation of portfolio management procedures of the company’s Collateralized Loan Obligation and bank loan businesses. During his tenure at Stanfield, Jansen was responsible for the management of 15 different portfolios aggregating in excess of $7 billion in assets. These portfolios were comprised of large corporate loans, middle-market loans, second lien loans, high yield bonds and structured finance securities. Prior to Stanfield Capital Partners, Mr. Jansen was Managing Director and Portfolio Manager at Chancellor Senior Secured Management from 1990 to 1998. While at Chancellor, Jansen was responsible for the management of 11 different portfolios aggregating in excess of $4 billion in assets. These portfolios were comprised of large corporate loans, middle-market loans and second lien loans. From 1983 to 1990, Mr. Jansen held various positions at Manufacturers Hanover Trust Company, including as Vice President in the Bank’s Acquisition Finance Group and LBO Management Group. Mr. Jansen received a B.A. from Rutgers College and a M.M. from the Kellogg School of Management at Northwestern University. We believe Mr. Jansen’s extensive investing, finance, and restructuring experience bring important and valuable skills to our board of directors.

Executive Officers Who Are Not Directors

Jai Agarwal has served as our Chief Financial Officer and Treasurer since September 2014. Mr. Agarwal, joined our Adviser, as Chief Financial Officer in April 2014. Prior to joining our Adviser, Mr. Agarwal was a Senior Vice President at The Blackstone Group, a global investment and advisory firm, in its Real Estate Debt Strategies group from December 2012 to February 2014, where he was involved in financial reporting and investor reporting. Prior to that, Mr. Agarwal served as the Director of Finance and Accounting at Capital Trust, Inc. (now Blackstone Mortgage Trust, Inc. (NYSE: “BXMT”)), a commercial real estate investment trust, investment manager and rated special servicer from October 2008 to December 2012. From 2000 until 2007, Mr. Agarwal worked as Vice President and Assistant Controller and in other finance roles at iStar Financial, Inc. (NYSE: “STAR”), a finance and investment company focused on the commercial real estate industry. Mr. Agarwal received a BA from University of Mumbai and is a licensed Certified Public Accountant in New York.

Edward J. Cook has served as our Chief Compliance Officer since December 2013. He has also served as a Director of Alaric Compliance Services, LLC since November 2007. Additionally, Mr. Cook serves as the Chief Compliance Officer of Broadmark Asset Management, LLC, a registered investment adviser, and Solar Capital

Partners, LLC, a registered investment adviser that advises business development companies, positions he has held since March 2011 and November 2008, respectively. Prior to joining Alaric, Mr. Cook was Counsel to the head of U.S. Immigration and Customs Enforcement at the Department of Homeland Security, where he served from April 2004 to October 2007, and he contributed to the development of national anti-money laundering strategy. Mr. Cook received his J.D. from the University of Virginia School of Law and his A.B. from the College of William & Mary.

Board of Directors and Its Leadership Structure

Our business and affairs are managed under the direction of our Board. Pursuant to our articles of incorporation, the number of directors on our Board is currently fixed at seven directors and divided into three classes. Four of the members of our Board are not “interested persons” of the Company, or its affiliates as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our “independent directors.” The Board elects our officers, who serve at the discretion of the Board. Pursuant to the Stifel Arrangement, Stifel has a right to nominate a member of our board of directors, who would be considered “interested” (that is, not independent for purposes of the 1940 Act). Stifel has not yet determined a nominee to fill the vacancy created by Stephan Kuppenheimer in May 2015, which term will expire in 2017. The Board and the nominating and corporate governance committee intend to fill the vacancy with a qualified candidate nominated by Stifel. The responsibilities of the Board include quarterly valuation of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities.

Oversight of our investment activities extends to oversight of the risk management processes employed by our Adviser as part of its day-to-day management of our investment activities. The Board anticipates reviewing risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of our Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. Stockholders should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of investments.

The Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a valuation committee and may establish additional committees from time to time as necessary. While our Board is ultimately responsible for risk oversight, the committees assist our Board in fulfilling its responsibility with respect to risk oversight. As discussed in greater detail below, committees assist our Board in the following ways:

•	the Audit Committee assists with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements;

•	the nominating and corporate governance committee assists with respect to management of risks associated with Board organization and membership, and other corporate governance matters, as well as company culture and ethical compliance;

•	the valuation committee assists with respect to management risks related to the valuation of our investment portfolio; and

•	the compensation committee assists with respect to management of risks related to executive succession.

The scope of the responsibilities assigned to each of these committees is discussed in greater detail below. Mr. Mauer serves as our Chief Executive Officer and Chairman of the Board and the Managing Member and Co-Chief Investment Officer of our Adviser and Mr. Jansen serves as our President and Secretary, is a member of our Board, and is a member of and the Co-Chief Investment Officer of our Adviser. We believe that Mr. Mauer’s history with our Adviser and its predecessor, CM Investment Partners, LP, his familiarity with its investment platform, and his extensive knowledge of and experience in the financial services industry qualify him to serve as the Chairman of our Board.

The Board does not have a lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chairman of the Board, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of an audit committee, a compensation committee, a nominating and corporate governance committee, and a valuation committee, each of which is comprised solely of independent directors, and the appointment of a Chief Compliance Officer, with whom the independent directors meet without the presence of interested directors and other members of management, for administering our compliance policies and procedures.

The Board believes that its leadership structure is appropriate in light of our characteristics and circumstances because the structure allocates areas of responsibility among the individual directors and the committees in a manner that affords effective oversight. Specifically, the Board believes that the relationship of Messrs. Mauer and Jansen with our Adviser provides an effective bridge between the Board and management, and encourages an open dialogue between management and our Board, ensuring that these groups act with a common purpose. The Board also believes that its small size creates a highly efficient governance structure that provides ample opportunity for direct communication and interaction between our management, our Adviser and the Board.

Board Meetings

Our Board met seven times during the fiscal year ended June 30, 2015. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s standing committees are set forth below. We require each director to make a diligent effort to attend all Board and committee meetings, as well as each Annual Meeting of Stockholders.

Audit Committee

The members of the audit committee are Mr. Lee, Ms. Persily, Mr. Ryder and Mr. Wagner, each of whom meets the independence standards established by the SEC and the Nasdaq for audit committees and is independent for purposes of the 1940 Act. Mr. Ryder serves as chairman of the audit committee. Our board of directors has determined that Mr. Ryder is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Securities Act. The Board has adopted a charter of the audit committee, which is available in print to any stockholder who requests it and it is also available on the Company’s website at www.cmfn-inc.com. The audit committee met five times during the fiscal year ended June 30, 2015.

The audit committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The members of the compensation committee are Mr. Lee, Ms. Persily, Mr. Ryder and Mr. Wagner, each of whom is independent for purposes of the 1940 Act and the Nasdaq corporate governance regulations. Ms. Persily serves as chairman of the compensation committee. The compensation committee is responsible for overseeing our compensation policies generally, evaluating executive officer performance, overseeing and setting compensation for our directors and, as applicable, our executive officers and, as applicable, preparing the report on executive officer compensation that SEC rules require to be included in our annual proxy statement. Currently, none of our executive officers is compensated by us, and as such, the compensation committee is not required to produce a report on executive officer compensation for inclusion in our annual proxy statement.

The compensation committee has the sole authority to retain and terminate any compensation consultant assisting the compensation committee, including sole authority to approve all such compensation consultants’ fees and other retention terms. The compensation committee may delegate its authority to subcommittees or the chairman of the compensation committee when it deems appropriate and in our best interests.

The compensation committee did not meet during the fiscal year ended June 30, 2015.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Mr. Lee, Ms. Persily, Mr. Ryder and Mr. Wagner, each of whom is independent for purposes of the 1940 Act and the Nasdaq corporate governance regulations. Mr. Lee serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the board or a committee of the board, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board and our management.

The nominating and corporate governance committee will consider nominees to the Board recommended by a stockholder if such stockholder complies with the advance notice provisions of our bylaws. Our bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to our corporate secretary. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended, and certain other information set forth in the bylaws. In order to be eligible to be a nominee for election as a director by a stockholder, such potential nominee must deliver to our corporate secretary a written questionnaire providing the requested information about the background and qualifications of such person, and would be in compliance with all of our publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

The nominating and corporate governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying individuals for election as members of the Board, but the committee will consider such factors as it may deem are in our best interests and those of our stockholders. Those factors may include a person’s differences of viewpoint, professional experience, education and skills, as well as his or her race, gender and national origin. In addition, as part of the board’s annual self-assessment, the members of the nominating and corporate governance committee will evaluate the membership of the Board and whether the board maintains satisfactory policies regarding membership selection.

A charter of the nominating and corporate governance committee is available in print to any stockholder who requests it, and it is also available on the Company’s website at www.cmfn-inc.com. The nominating and corporate governance committee met one time during the fiscal year ended June 30, 2015.

Valuation Committee

The valuation committee is composed of Mr. Lee, Ms. Persily, Mr. Ryder and Mr. Wagner, each of whom is not an interested person for purposes of the 1940 Act and is independent for purposes of the Nasdaq corporate governance regulations. Mr. Wagner serves as the chairman of the valuation committee. The valuation committee is responsible for aiding our board of directors in fair value pricing of our debt and equity investments that are not publicly traded or for which current market values are not readily available. The Board and valuation committee utilize the services of an independent valuation firm to help them determine the fair value of these securities. The Board has engaged an independent valuation firm to review, on a periodic basis, at least once annually, the valuation for each of our Level 3 investments. We invest primarily in investments classified as Level 3. The Board, including the members of the valuation committee, also meet with the independent valuation firm periodically review the methodology of the independent valuation firm. The valuation committee reviews subsequent transactions to test the accuracy of the independent valuation firm’s valuations. The valuation committee met four times during the fiscal year ended June 30, 2015.

Compensation of Directors

The following table shows information regarding the compensation received by our independent directors for the fiscal year ended June 30, 2015. No compensation is paid to directors who are “interested persons” for their service as directors.

Name	Aggregate Cash Compensation from CM Finance Inc(1)	Total Compensation from CM Finance Inc Paid to Director(1)
Interested Directors
Michael C. Mauer	$—	$—
Christopher E. Jansen	$—	$—
Independent Directors
Keith Lee	$102,500	$102,500
Julie Persily	$103,500	$103,500
Robert Ryder	$108,500	$108,500
Robert Wagner	$103,500	$103,500

(1)	For a discussion of the independent directors’ compensation, see below. We do not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits.

The independent directors receive an annual fee of $75,000. They also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in person or telephonically each regular board of directors meeting and each special telephonic meeting. They also receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended in person and each telephonic committee meeting. The chairman of the audit committee receives an annual fee of $7,500. The chairmen of the valuation committee, the nominating and corporate governance committee and the compensation committee receive an annual fee of $2,500, $2,500 and $2,500, respectively. We have obtained directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors have the option of having their directors’ fees paid in shares of our common stock issued at a price per share equal to the greater of net asset value or the market price at the time of payment. No compensation is paid to directors who are “interested persons” for their service as directors.

Corporate Governance

Corporate Governance Documents

We maintain a corporate governance webpage at the “Investor Relations” link at www.cmfn-inc.com.

Our Corporate Governance Procedures, Code of Ethics and Business Conduct, Code of Ethics and Board committee charters are available at our corporate governance webpage at www.cmfn-inc.com and are also available to any stockholder who requests them by writing to our Secretary, Christopher E. Jansen, at CM Finance Inc, 601 Lexington Avenue, 26th Floor, New York, NY 10022.

Director Independence

In accordance with rules of Nasdaq, the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Company’s Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has changed.

In order to evaluate the materiality of any such relationship, the Board uses the definition of director independence set forth in the Nasdaq listing rules. Section 5605 provides that a director of a BDC shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company or our Adviser.

The Board has determined that each of the directors is independent and has no relationship with the Company, except as a director and stockholder of the Company, with the exception of Messrs. Mauer and Jansen, who are interested persons of the Company due to their positions as officers of the Company officers of our Adviser.

Annual Evaluation

Our directors perform an evaluation, at least annually, of the effectiveness of the Board and its committees. This evaluation includes an annual questionnaire and Board and Board committee discussion.

Communication with the Board

We believe that communications between our Board, our stockholders and other interested parties are an important part of our corporate governance process. Stockholders with questions about the Company are encouraged to contact the Company’s Investor Relations department at (212) 257-5199. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s Board by sending their communications to CM Finance Inc 601 Lexington Avenue, 26th Floor, New York, NY 10022, Attn.: Board of Directors. All stockholder communications received in this manner will be delivered to one or more members of the Board.

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or policies, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to our Audit Committee.

The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Code of Business Conduct and Ethics

Our code of ethics, which is signed by directors and executive officers of the Company, requires that directors and executive officers avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the code of ethics, which is available on our website under the “Investor Relations” link at www.cmfn-inc.com, each director and executive officer must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Audit Committee. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the Board.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of the members is a present or past employees of the Company. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a BDC, the 1940 Act restricts the Company from participating in certain transactions with certain persons affiliated with the Company, including our officers, directors, and employees and any person controlling or under common control with us.

In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with the Company, our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, the Company, companies controlled by us and our employees and directors. The Company will not enter into any transactions unless and until we are satisfied that the transaction is not prohibited by the 1940 Act or, if such prohibitions exist, the Company has taken appropriate actions to seek Board review and approval or exemptive relief from the SEC for such transaction.

The Company is party to an investment advisory agreement (the “Investment Advisory Agreement”) with our Adviser, in which certain of the Company’s directors and executive officers have ownership and financial interests. Messrs. Mauer and Jansen, together, hold a 42% interest in our Adviser. Stifel, a wholly-owned subsidiary of Stifel Financial Corp., holds a 20% interest in our Adviser and approximately 16% of our total outstanding common stock. Certain funds (the “Cyrus Funds”) managed by Cyrus Capital Partners, L.P. (“Cyrus Capital”) also hold, in the aggregate, a 38% indirect economic interest, but no voting interest, in our Adviser and approximately 28% of our total outstanding common stock.

Stifel Arrangement

Stifel owns approximately 16% of our total outstanding common stock, and also owns a 20% interest in our Adviser. As a result, Stifel will benefit from our performance and our investments. Pursuant to an irrevocable proxy, Stifel has granted us the right to vote the shares of our common stock held by it in excess of 4.9% of our total outstanding common stock in the same percentages as our other stockholders. Stifel has the right to nominate for election a member of our board of directors, who will be considered “interested” (that is, not independent for purposes of the 1940 Act). In May 2015, Stephen Kuppenheimer, Stifel’s initial board nominee, resigned from the Board of Directors. Stifel has the right to nominate a replacement for the position vacated by Mr. Kuppenheimer but has not yet done so. In addition, Stifel has the right to appoint a representative to our Adviser’s three-member board of managers and a member of our Adviser’s investment committee. Stifel has appointed Michael Nitka to our adviser’s investment committee. Stifel does not have any rights to exercise a controlling influence over our day-to-day operations or the operations or investment management function of the Adviser.

Five members of our Adviser’s Investment Team, including Mr. Nitka, who is a member of our Adviser’s investment committee, may also provide services to Stifel pursuant to a personnel sharing arrangement under the Stifel Arrangement. Although these investment professionals dedicate substantially all of their time to the business and activities of our Adviser, they may continue to engage in investment advisory activities for Stifel from time to time. This arrangement could result in a conflict of interest and may distract these investment professionals from their responsibilities to us. Messrs. Mauer and Jansen monitor the activities of the members of the Investment Team for any conflicts of interest and will seek to resolve them on our behalf, subject to the oversight of our board of directors. As a member of our Adviser’s investment committee, Mr. Nitka will recuse himself from consideration of any potential conflict related to Stifel, should any such conflicts arise.

Under the Stifel Arrangement and subject to certain restrictions, Stifel will use its commercially reasonable efforts to present to us the opportunity to review and bid on all Stifel Nicolaus & Company, Incorporated-originated leveraged finance and high yield corporate debt opportunities consistent with our investment strategy. Subject to the approval of our board of directors, as necessary under the 1940 Act, and certain other limitations, Stifel may invest in the same portfolio companies that we invest in, and (regardless of whether our investment arose from a Stifel-originated opportunity) Stifel may, through such investments, have interests that conflict with ours, including receiving fees from the portfolio company directly as well as through its interest in our Adviser. We believe that we may co-invest with Stifel and its affiliates upon approval of a majority of our directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Cyrus Capital Relationship

The Cyrus Funds own approximately 28% of our outstanding common stock, and also hold a 38% indirect economic interest, but no voting interest, in our Adviser. As a result, Cyrus Capital benefits from our performance and our investments. Pursuant to an irrevocable proxy, the Cyrus Funds’ shares of our common stock must be voted in the same percentages as our other stockholders (excluding Stifel) vote their shares. Cyrus Capital will not have any rights to exercise a controlling influence over our operations or the operations or investment management function of our Adviser. As a result of the relationship with Cyrus Capital and the Cyrus Funds, we could be presumed to be an affiliate of the Cyrus Funds under the 1940 Act. However, a person’s status as an “affiliate” under the 1940 Act is a rebuttable presumption, which we believe we can successfully refute. As a result, we believe that we may invest in the same portfolio companies that the Cyrus Funds invest in, without seeking exemptive relief from the SEC. In addition, the Cyrus Funds may, through such co-investments, have interests that conflict with ours, including receiving fees from the portfolio company directly as well as through its economic interest in our Adviser. Cyrus Capital may also provide us with investment opportunities.

Pursuant to the Services Agreement, our Adviser can utilize the expertise of the investment professionals of Cyrus Capital to provide investment services to us from time to time on an as needed basis as part of our Adviser’s Investment Team and in connection with our Adviser’s obligations to us under the Investment Advisory Agreement. If our Adviser determines it is not in our best interests to utilize the expertise of any of the investment professionals of Cyrus Capital, such investment professionals will continue to engage in investment advisory activities for the private investment funds managed by Cyrus Capital, including the Cyrus Funds, which could result in a conflict of interest, and may distract them from their responsibilities to us. Our Adviser currently utilizes the investment professionals that perform analyst functions provided under the Services Agreement for less than 10% of the aggregate time dedicated to the business by our Adviser’s Investment Team. In addition, we also receive other administrative services from our Adviser, pursuant to the Administration Agreement, which, in turn, are provided to our Adviser by Cyrus Capital under the terms of the Services Agreement.

Other Conflicts of Interest

We may also have conflicts of interest arising out of the investment advisory activities of our Adviser. Our Adviser may in the future manage other investment funds, accounts or investment vehicles that invest or may invest in assets eligible for purchase by us. To the extent that we compete with entities managed by our Adviser or any of its affiliates for a particular investment opportunity, our Adviser will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) its internal investment allocation policies, (b) the requirements of the Investment Advisers Act of 1940, as amended, and (c) certain restrictions under the 1940 Act regarding co-investments with affiliates.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the disclosure requirements of Item 405 of SEC Regulation S-K require that our directors and executive officers, and any persons holding more than 10% of any class of our equity securities report their ownership of such equity securities and any subsequent changes in that ownership to the SEC and to us. Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners, we believe that, during the fiscal year ended June 30, 2015, all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied, except that Mr. Michael Mauer, our chief executive officer and a director, did not timely file a Form 4 for a transaction occurring on November 17, 2014, but such Form 4 was subsequently filed on November 20, 2014.

EXECUTIVE COMPENSATION

Currently, none of our executive officers are compensated by us. We currently have no employees, and each of our executive officers is also an employee of CM Investment Partners LLC. Services necessary for our business are provided by individuals who are employees of CM Investment Partners LLC, pursuant to the terms of the investment advisory and management agreement and the administration agreement.

PROPOSAL 2: AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE UP TO 25% OF THE COMPANY’S OUTSTANDING COMMON STOCK AT AN OFFERING PRICE PER SHARE THAT IS BELOW THE COMPANY’S THEN CURRENT NAV

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current NAV of such stock, with certain exceptions. One such exception would permit the Company to sell or otherwise issue shares of its common stock during the next year at a price below the Company’s then current NAV if its stockholders approve such a sale and the Company’s directors make certain determinations.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or issue shares of its common stock in an amount up to 25% of the outstanding common stock as of the date when this proposal is approved by the stockholders at an offering price per share that is below its then current NAV, subject to certain conditions discussed below. Under this proposal, there is no limit on the discount at which the Company may sell its shares. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2015 Annual Meeting of Stockholders and the date of the Company’s 2016 Annual Meeting of Stockholders, which is expected to be held in November 2016. The latest date at which such authorization would expire is November 3, 2016.

Effect of Approval

Generally, equity securities sold in public securities offerings are priced based on market prices, quoted on exchanges such as Nasdaq, rather than NAV. The Company is seeking the approval of a majority of its common stockholders of record to offer and sell shares of its common stock at prices that, net of underwriting discount or commissions, may be less than NAV so as to permit management the flexibility in pricing new share issuances it may require from time to time during the authorized period as a result of market conditions.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from net asset value or at premiums that are unsustainable over the long term are separate and distinct from the risk that our net asset value will decrease. Although shares of the Company’s common stock have had a limited trading history, they have traded at both a premium to net asset value and at a discount to the net assets attributable to those shares. Given the volatility in the stock market, we cannot predict whether our common stock will trade at a premium to NAV or trade at a discount to NAV in the future.

The following table, representing the entire public trading history of our common stock since our initial public offering in February 2014, lists the high and low closing sales prices for our common stock and the sales price as a percentage of NAV. On September 8, 2015, the last reported closing sale price of our common stock was $11.26 per share which represents a discount of approximately 21.86% to the NAV reported as of June 30, 2015.

Fiscal Year Ended	NAV Per Share(1)	Closing Sales Price(2)		Premium or Discount of High Sales to NAV(3)	Premium or Discount of Low Sales to NAV(3)
		High	Low
June 30, 2016
First quarter (through September 15, 2015)	*	$13.74	$10.90	*	*
June 30, 2015
Fourth quarter	*	14.25	13.24	*	*
Third quarter	14.42	14.00	11.00	(2.91)%	(23.72)%
Second quarter	14.90	13.64	10.03	(8.46)%	(32.68)%
First quarter	14.65	14.82	13.02	1.01	(11.13)
June 30, 2014
Fourth quarter	14.65	15.45	12.86	5.46	(12.22)
Third quarter (from February 6, 2014)(4)	14.63	16.09	15.02	9.98	2.67

(1)	NAV is determined as of the last date in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Closing sales price is determined as the high or low closing sales price noted within the respective quarter, not adjusted for dividends.
(3)	Calculated as of the respective high or low sales price divided by the quarter end NAV.
(4)	Our stock began trading on February 6, 2014.
*	Net asset value has not yet been calculated for this period.

Reasons for Approval

As a BDC and a regulated investment company (RIC) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must comply with an asset to debt ratio requirement that prohibits the Company from incurring debt or issuing senior securities if the ratio is less than 2:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company strives to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Even though the underlying performance of a particular portfolio company may not indicate an impairment or its inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of investments and result in unrealized write-downs of those investments. These unrealized write-downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, negatively impact stockholders’ equity and the resulting asset to debt ratio.

Exceeding the 2:1 asset to debt ratio could have severe negative consequences for a BDC, including the inability to pay dividends, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed this equity ratio, the markets it operates in and the general economy may be volatile and uncertain. Volatility in the capital markets could result in negative pressure on investment valuations, potentially negatively impacting the Company’s stockholders’ equity and the Company’s asset to debt ratio.

As a result of dislocations and more frequent volatility in the credit markets over the past several years, the Company has seen a reduction in competition, a widening of interest spreads and generally more conservative capital structures and deal terms. The Company believes that these conditions have in the past created, and may in the future create, favorable opportunities to invest at attractive risk-adjusted returns. While the current market has improved from various periods of market dislocation and volatility, there can be no assurance that they will not worsen again in the future. If these adverse market conditions return, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future.

Without the approval of a majority of its common stockholders to sell its common stock at prices below its current NAV, the Company would be precluded from selling shares of its common stock to raise capital during periods where the market price for its common stock is below its current NAV. It may also be precluded from selling shares when the market price for its common stock is not sufficiently above its current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than its current NAV.

The Company believes that having the flexibility to issue its common stock below NAV in certain instances will benefit all of its stockholders. The Company expects that it will be periodically presented with attractive opportunities that require the Company to make an investment commitment quickly. As discussed above, the Company may not have sufficient access to capitalize on investment opportunities presented to it unless it is able to quickly raise additional capital. In the future, the market value of the Company’s common stock may trade below NAV resulting in a net price per share below NAV, which has not been uncommon for BDCs like the Company. Alternatively, the Company’s NAV could increase without a commensurate increase in the Company’s stock price.

If any of these events were to occur, absent the approval of this proposal by stockholders, the Company may not be able to effectively access the capital markets to enable it to take advantage of attractive investment opportunities. The ability to issue shares below NAV also minimizes the likelihood that the Company would consider selling assets it would not otherwise sell at times that may be disadvantageous to the Company.

Further, to the extent the Company issues shares of its common stock below NAV in a publicly registered transaction, the Company’s market capitalization and the number of its publicly tradable common stock will increase, thus potentially affording all common stockholders greater liquidity.

Conditions to Sales Below NAV

If this proposal is approved, the Company will only sell shares of its common stock at a net price below NAV during the specified one year period if the following conditions are met:

•	filing a new post-effective amendment to an effective registration statement if the cumulative dilution to net asset value per share from offerings under the registration statement exceeds 15%;

•	both a majority of the Company’s independent directors who have no financial interest (other than ownership of shares of the Company’s common stock) in the sale and a majority of such directors who are not interested persons of the Company have determined that such sale would be in the best interests of the Company and its stockholders;

•	majority of the Company’s independent directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount; and

•	following such issuance and taking into account any other issuances, not more than 25% of the Company’s then outstanding shares as of the date of stockholder approval will have been issued at a price less than the Company’s then current NAV.

For purposes of determining whether the cumulative dilution to net asset value per share from multiple offerings under a registration statement would exceed 15%, an offering pursuant to the registration statement would be measured separately by calculating the percentage dilution or accretion to aggregate net asset value from that offering and then summing the percentage from each offering. For example, if the most recently determined net asset value per share at the time of the first offering is $10.00 and the Company had 10 million shares of common stock outstanding, the sale of 2 million shares of common stock with net proceeds of $5.00 per share (a 50% discount) would produce dilution of 8.33%. If the Company subsequently determined that its net asset value per share increased to $10.50 on the then 12 million shares of common stock outstanding and then made an additional offering, the Company could, for example, sell approximately an additional 2.4 million shares of common stock at net proceeds of $6.30 per share, which would produce dilution of 6.67%, before the Company would reach the aggregate 15% limit.

Key Stockholder Considerations

Before voting on this proposal or giving proxies with regard to this matter, common stockholders should consider the dilutive effect on the NAV per outstanding share of common stock of the issuance of shares of the

Company’s common stock at an offering price that is below the NAV per share. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV as a result of the issuance of shares at a price below the NAV and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV when considering whether to authorize any such issuance.

When stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock at a price below NAV will dilute a stockholder’s holdings of common stock as a percentage of shares outstanding to the extent the stockholder does not purchase sufficient shares in the offering or otherwise to maintain the stockholder’s percentage interest. Further, if the stockholder does not purchase any shares to maintain the stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then current NAV, the stockholder’s voting power, as well as other interests, will be diluted.

Examples of Dilutive Effect

The following table illustrates the reduction to NAV and dilution that would be experienced by a nonparticipating stockholder in different hypothetical offerings of different sizes and levels of discount from NAV, although it is not possible to predict the level of market price decline that may occur. Sales prices and discounts are hypothetical in the presentation below.

The examples assume that Company XYZ has 10,000,000 common shares outstanding, $150,000,000 in total assets and $50,000,000 in total liabilities. The current net asset value and NAV are thus $100,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 1,000,000 shares (10% of the outstanding shares) with proceeds to the Company at $9.00 per share after offering expenses and commissions, (2) an offering of 2,500,000 shares (25% of the outstanding shares) with proceeds to the Company at $8.50 per share after offering expenses and commissions (a 15% discount from net asset value), (3) an offering of 2,500,000 shares (25% of the outstanding shares) with proceeds to the Company at $7.50 per share after offering expenses and commissions (a 25% discount from net asset value), and (4) an offering of 2,500,000 shares (25% of the outstanding shares) with proceeds to the Company at $0.00 per share after offering expenses and commissions (a 100% discount from net asset value). Under this proposal, there is no limit on the discount at which the Company may sell it shares.

	Prior to Sale Below NAV	Example 1 10% Offering at 10% Discount		Example 2 25% Offering at 15% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$9.58	—	$9.05	—	$7.99	—	—	—
Net Proceeds per Share to Issuer	—	$9.00	—	$8.50	—	$7.50	—	—	—
Decrease to NAV
Total Shares Outstanding	10,000,000	11,000,000	10.0%	12,500,000	25.0%	12,500,000	25.0%	12,500,000	25.0%
NAV per Share	$10.00	$9.91	(0.9)%	$9.70	(3.0)%	$9.50	(5.0)%	8.00%	(20.0)%
Share Dilution to Stockholder
Shares Held by Stockholder A	100,000	100,000	—	100,000	—	100,000	—	100,000	—
Percentage of Shares Held by Stockholder A	1.0%	0.91%	—	0.8%	—	0.8%	—	0.8%	—
Total Asset Values
Total NAV Held by Stockholder A	$1,000,000	$909,909	(0.9)%	$970,000	(3.0)%	$950,000	(5.0)%	$800,000	(20.0)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$1,000,000	$1,000,000	—	$1,000,000	—	$1,000,000	—	$1,000,000	—
Total Dilution to Stockholder A (Change in Total NAV Held By Stockholder)	—	$(9,091)	—	$(30,000)	—	$(50,000)	—	$(200,000)	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.91	—	$9.70	—	$9.50	—	$8.00	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A	—	$(0.09)	—	$(0.3)	—	$(0.5)	—	$(2.00)	—
Dilution per Share Held by Stockholder A	—	(0.9)%	—	(3.0)%	—	(5.0)%	—	(20.0)%	—

Required Vote

Approval of this proposal requires the affirmative vote of (i) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (ii) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as the lesser of: (i) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE UP TO 25% OF THE COMPANY’S OUTSTANDING COMMON STOCK AT AN OFFERING PRICE PER SHARE THAT IS BELOW THE COMPANY’S THEN CURRENT NAV.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following aggregate fees by Ernst & Young LLP, the Company’s independent registered public accounting firm, were billed to the Company for work attributable to audit, tax and other services for the fiscal year ended June 30, 2015. Aggregate audit and tax fees in the table below consist of fees billed and/or accrued.

	Fiscal Year Ended June 30, 2015	Fiscal Year Ended June 30, 2014
Audit Fees	$293,000	$350,000
Audit-Related Fees	—	—
Tax Fees	29,000	39,000
All Other Fees	—	—

Total Fees:	$322,000	$389,000

Services rendered by Ernst & Young LLP in connection with fees presented above were as follows:

Audit Fees. Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Fees. Tax fees include professional fees for tax compliance and tax advice.

All Other Fees. Fees for other services would include fees for products and services other than the services reported above.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by Ernst & Young LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence. In accordance with the pre-approval policy, the Audit Committee includes every year a discussion and pre-approval of such services and the expected costs of such services for the year.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval at the first Audit Committee meeting of the year must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable Public Company Accounting Oversight Board rule regarding the independent accountant’s communications with audit committees concerning independence and has discussed with the auditors the auditors’ independence. The Audit Committee has also considered the compatibility of non-audit services with the auditors’ independence.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 for filing with the SEC. The Audit Committee also recommended the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016 and the Board approved such recommendation.

The Audit Committee

Robert Ryder, Chairman

Keith Lee

Julie Persily

Robert Wagner

OTHER BUSINESS

The Board knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the Annual Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Annual Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Annual Meeting unless certain securities law requirements are met.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2016 Annual Meeting of Stockholders will be held in November 2016, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to the Company at its address in New York, New York and the Company must receive the proposal on or before May 22, 2016, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

Stockholder proposals or director nominations to be presented at the 2016 Annual Meeting of Stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days or more than 150 days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders. For the Company’s 2016 Annual Meeting of Stockholders, the Company must receive such proposals and nominations between April 22, 2016 and May 22, 2016. If the date of the Annual Meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2016 Annual Meeting of Stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

PRIVACY PRINCIPLES

We are committed to maintaining the privacy of our stockholders and to safeguarding their nonpublic personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any nonpublic personal information relating to our stockholders, although certain nonpublic personal information of our stockholders may become available to us. We do not disclose any nonpublic personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third-party administrator).

We restrict access to nonpublic personal information about our stockholders to employees of CM Investment Partners LLC and its affiliates with a legitimate business need for the information. We intend to maintain physical, electronic and procedural safeguards designed to protect the nonpublic personal information of our stockholders.

By Order of the Board

Christopher E. Jansen

President, Secretary and Treasurer

New York, New York

September 18, 2015

CM FINANCE INC 601 LEXINGTON AVENUE 26TH FLOOR NEW YORK NY 10022

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Christopher E. Jansen 02 Robert Wagner
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2

To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that below the Company’s then current net asset value per share.

						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CM FINANCE INC

Annual Meeting of Shareholders

November 3, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Michael C. Mauer and Jai Agarwal, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CM Finance Inc, a Maryland corporation, that the undersigned is/are entitled to vote at the Annual Meeting of Stockholder(s) of CM Finance Inc to be held at 10:00 AM, EST on November 3, 2015, at the offices of Sutherland Asbill & Brennan LLP, The Grace Building, 1114 Avenue of the Americas, 40th Floor, New York, NY 10036, and any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders of CM Finance Inc and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side